Exhibit 99.1

<Genesys Conference Call>

<Confirmation Number: 3298595>

<Date: May 1, 2003>

<Time: 10:00 a.m. EST>

<Header: ONEOK>

<Host: Weldon Watson>

<Length of Call: 60:00>

OPERATOR: Good day ladies and gentlemen and welcome to the ONEOK First Quarter Conference Call. At this time all participants are in a listen-only mode; later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Mr. Weldon Watson, Vice President, Investor Relations. Mr. Watson, you may begin.

WELDON WATSON, VICE PRESIDENT INVESTOR RELATIONS, ONEOK: Good morning and welcome. As we begin this morning’s conference call, I will remind you that any statements that might include company expectations or predictions should be considered forward-looking statements and as such, are covered by the Safe Harbor Provision of the Securities Acts of 1933 and 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For a discussion of factors that could cause actual results to differ, please refer to the MD&A sections of ONEOK’s filings with the Securities and Exchange Commission. And now David Kyle, ONEOK’s Chairman, President, and CEO, will moderate this morning’s conference call. David.

DAVID KYLE, CHAIRMAN, PRESIDENT & CEO, ONEOK: Thank you Weldon. Good morning everyone. I appreciate each of you joining us today to discuss our first quarter results. I am most pleased to be able to report that our earnings are strong and that we are well positioned for future opportunities. This has been a very busy quarter. You will recall, in January, we issued 13.8 million new common shares and 16.1 million equity units generating net proceeds of $618 million. We used $300 million of those proceeds to purchase some of the convertible preferred stock held by Westar Energy. The remaining shares held by Westar were converted into a newly created Series D Convertible Preferred, which has a fixed dividend. Fixing the dividend not only eliminated the earnings calculation problem created by the D-95 accounting rule, it also removed a significant disincentive to increase our common dividend.

As you know, this activity has reduced Westar’s equity interest in ONEOK from approximately 44 percent to 27.4 percent on a fully diluted basis. We also closed on the acquisition of Texas Gas Service during the quarter, our operations we acquired from Southern Union. We are excited to develop the additional opportunity this property brings. We have already received a small rate increase from the communities we serve and we see the potential of adding customers to our existing service territory. Also our Kansas Gas Service operations filed a $76 million rate increase request during the quarter and we are scheduled for hearings beginning July 10 with an order expected by the end of the third quarter.

I am sure you have already observed our earnings release has taken on a different look with additional detail provided. Based on feedback received, these changes are intended to make the information more clear. You have also noted that starting in yesterday’s first quarter earnings release, we show a break-out of our marketing trading revenues sources. In the past, there have been a number of questions about the sourcing of income for the segment. This reflects how our business should be viewed and you should note this is how we establish our budget for this segment.

Clearly, we have had a strong first quarter in this segment, driven by the opportunities created by the high gas price volatility during the quarter and our ability to capture the value utilizing a strong asset base and the option strategy as proposed. I should also point out that during the quarter natural gas liquids frac spread would have indicated lower profits in our gathering and processing segment. Our ability to modify our operations and sell the entrained liquids in the gas stream increased successfully. All this activity during the first quarter has indicated that we will indeed continue to have another successful year in 2003. At this time, I would like to turn the call over to Jim Kneale, our

Chief Financial Officer, to review the financial highlights and the report. Jim.

JIM KNEALE, CHIEF FINANCIAL OFFICER, ONEOK: Thank you David. As our press release reflected, our first quarter earnings diluted per share from continuing operations were a $1.20 per share compared to 59 cents last year; the $1.20 includes the impact of D-95 accounting in January, which was the last month we are required to use D-95 because of the conversion of the Preferred shares held by Westar into the new Series D Preferred in February. We also reported several items below the line.

First, there are earnings of two cents per share from discontinued operations related to the January net revenues and expenses from the production property sold. Next, there is a gain of 34 cents per share from the production property sale in January; the gain is based on a pre-tax amount of $59 million, which includes final closing adjustments and reserves established for retained liability. And last, a charge of $1.28 per share related to two changes in accounting principles implemented in the first quarter. The rescission of EITF 98-10 accounts for $1.26 of the charge and the implementation of FAS 143 accounting for asset retirement obligation is the other two cents. Operating income for the quarter was $232 million, a 64 percent increase over last year. The increase is a result of higher volatility in prices for natural gas and the income from the January acquisition of the Texas Gas Service properties that David mentioned a few minutes ago.

We ended the quarter with $283 million in cash and no short-term borrowings. Our debt as a percentage of capitalization was 51 percent, utilizing Moody’s methodology for the equity units. I mentioned that because we are required to reflect the equity units in the balance sheet as debt. However, both Moody’s and Standard & Poor’s treat most if not all of the equity units as equity. David mentioned that we included 2003 guidance in our press release in a range – the range we gave was $2.03 to $2.08 from continuing operations, and we also provided a breakdown of the segments.

David also mentioned the breakout of marketing operating income by category and I want to expand on that just a little. Marketing and transportation services, which include physical buy-sales using our transport capacity will generate revenues of $107 million. Storage arbitrage, which includes winter-summer spread, demand services, options strategies, and intra-day and day-to-day price volatility will provide $108 million. Retail sales to industrial customers will be about $18 million; and power, crude, oil and other marketed commodities are $36 million. And finally, operating expenses are estimated to be about $39 million.

Looking at capital expenditures, we still project 2003 to be about $215 million, even though the first quarter capital expenditures were below last year. And finally, we anticipate 2003 cash flow will exceed capital expenditures and dividends by about $105 million. David, that concludes my remarks.

KYLE: Thanks Jim. To help answer questions today, I have with me John Gibson and Chris Skoog. John leads both the transportation and storage segments and at the gathering and processing segment; and Chris leads our marketing efforts. I should note that sometimes it is very positive to be included in a list. I’m proud to say that we have been saying for a long time that we do our marketing efforts very differently than others, and I think the fact that we are not included in the FERC 11 points to the fact and I give Chris alot of credit for that. At this point we’ll open the floor to questions.

OPERATOR: Thank you. If you have a question at this time, please press the one key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, please press the one key. One moment for question please. And our first question is from John Olson of Sanders Morris Harris. Please go ahead.

JOHN OLSON, SANDERS MORRIS HARRIS: Good morning everybody.

KYLE: Hi John.

OLSON: The question – first of all your financials – quarterly financials continue to improve greatly and I’m delighted to see. Secondly, what were the Preferred dividends in the quarter and what – and I’m trying to annualize that number as well.

KNEALE: John, it is Jim. In the first quarter, preferred dividends were $12 million and if I recall in our projection, total dividends are about $70 million.

OLSON: $70 million and that’s – that includes common and the—?

KNEALE: Common and preferred and I – with me I don’t have the breakout of those two.

OLSON: It would be helpful if you were to in the future include preferred dividends in the quarterlies as I would save my question I guess. Secondly, what is the attributed value that you would put in for the value of the equity securities units treating them as equity.

KNEALE: It’s 75 percent of $402,500,000 million and I thinks that’s about $301,000 million.

OLSON: $301 million and OK. I got that.

KNEALE: Right.

OLSON: Thank you very much.

KNEALE: You are welcome.

OPERATOR: Thank you and our next question is from Kathleen Vuchetich (ph) of WH Reeves. Please go ahead.

KATHLEEN VUCHETICH, WH REEVES (ph): Good morning guys.

KYLE: Hi Kathleen.

VUCHETICH (ph): I love your new financials. We think they are wonderful, very easy to follow.

KYLE: Thanks for the feedback.

VUCHETICH (ph): No problem. Couple of quick questions. First of all how you guys are doing with storage re-injection and have you worked out any plans for the timing of re-injection?

KYLE: I didn’t get the last part of that.

VUCHETICH (ph): Have you worked out a plan for the re-injection cycle?

KYLE: Well let me turn that for Chris.

CHRIS SKOOG, ONEOK: Kathleen, as you know from the last phone call, we started the quarter at 66 BCF.

VUCHETICH (ph): Right.

SKOOG: By the middle of March we were down to five BCF.

VUCHETICH (ph): Right.

SKOOG: Because of the flexibility of our storage positions, we were able to inject six BCF during the last two weeks of March and we ended the quarter with about 11 BCF of gas in the ground.

VUCHETICH (ph): OK.

SKOOG: And we hit the ground rather heavily in April and we are projecting to put a bunch more in the ground in May.

VUCHETICH (ph): OK.

SKOOG: We will be pushing over 50 percent forward by the end of May.

VUCHETICH (ph): So you will be in good shape then if you get a season for electric generation?

SKOOG: Yes that’s the idea of our storage flexibility. We have to hit the ground hard here in April and May, so, we are able to hit the flexibility of June, July, and August with the electric requirements.

VUCHETICH (ph): Super. How are you finding the new properties in Texas? Now, you have had them for a quarter, how is the cost-cutting look and do you think you are going to be able to meet your target on the Texas property?

KYLE: Kathleen, in fact, as I said in the prepared remarks, we have been pleasantly surprised by the properties in Texas. One of the things we have observed is that the previous owner had a different view on extending the system and adding customers then I think we have. And so there has been pent up demand, if you will, for extensions to customers and adding new customers within existing areas. So, we see opportunities from that side and our main intention is the fact that we received a small rate increase.

VUCHETICH (ph): Right.

KYLE: One of the benefits of this property, this system down there in Texas has home rule and so we are able to much more quickly and much more efficiently match our expenditures for capital to rate increases that is necessary. And so, we have faith that this property will in fact improve going forward, we are not changing our stated values in the property as of yet, but we do expect good things.

VUCHETICH (ph): Wonderful. And one final question, have you fought or talked with Westar about buying any more of their shares back?

KYLE: No we have not.

VUCHETICH (ph): OK thanks.

OPERATOR: Thank you. Our next question is from Mike Heim (ph) from AG Edwards, please go ahead.

MICHAEL HEIM, AG EDWARDS: Thanks and also thank you for the segment break out on the forecast, that’s very helpful. Of course whenever you give us more information, we are going to ask more questions. On the distribution, if I remember right, the Texas properties picked up about $60 million or so in operating income and yet your forecast is only showing about a $20 million pick up. Why is that and also could you talk about the weather conditions in Texas this quarter?

KNEALE: Yes Mike, this is Jim. First the guidance we gave when we made the acquisition was that the operating income for ‘03 would be about $40 million and that’s for all the properties that we acquired. Now, the bulk was distribution properties, that’s a $40 million number.

HEIM (ph): OK.

KNEALE: Then if you look at ‘02, ONG had a recovery of their OCC settlement in their first quarter

HEIM (ph): OK.

KNEALE: And I think this was about $13 million.

HEIM (ph): OK.

KNEALE: So, you kind of normalize those two items and I think that may be will help.

HEIM (ph): OK, that does make sense.

KNEALE: It might have been in the second quarter, but we had that recovery last year, so then.

HEIM (ph): OK, that makes sense. On the marketing operations, we’ve already picked up, you know, $50 million or so, so it looks like we’ve almost got flat expectations for the remaining three quarters, maybe a little bit below last – for the last three quarters. I was more under the understanding given the change in accounting and the fact that we’ve had a lower summer-winter differential that would be a much bigger drop off in the summer months with marketing. Am I missing something there?

KNEALE: I’m not, I’m not clear on what you’re asking there Mike?

HEIM (ph): Oh, just looking at what we reported this quarter in marketing, the pickup looks like about $50 million or so, and the projections for the year makes it appear that marketing, and I know it’s kind of a wild card, but the marketing will report similar result for the remaining three quarters of the year. And I was under the impression that there was going to be a lot of movement of earnings into the first quarter and that we’d probably see a decline in marketing result in the summer quarters.

SKOOG: Yes, Mike, I got your question now.

HEIM (ph): OK.

SKOOG: The easiest way to look at that is even though the winter-summer spread has collapsed like you mentioned for this year as compared to last year, volatility has more than doubled. And when you look at volatility, you take my – remember we’ve kind of talked through this – there is the overall storage capacity and there is the daily deliverability, and there’s a daily injection capability. When you focus on those two numbers, and you go to the portfolio what I sell upfront or what I sell as interruptible, catching that day-to-day volatility was big for us this first quarter.

HEIM (ph): Yes.

SKOOG: And going forward on the summer time, volatility for next winter and straddle values are worth double what they were last year at this time.

HEIM (ph): OK.

SKOOG: So what we’re saying is even though the winter-summer spreads come in from 80-90 cents down to 40 cents – 30 to 40 cents, the volatility – I shouldn’t say volatility really doubled, the value of volatility has doubled because last year we were going with the two dollar commodity, this year we’re going with the five dollars commodity. So when we take 40 percent of $2, you get 80 cents and if you take 40 percent of $5, you get $2.

HEIM (ph): I see.

SKOOG: So you get $1.20 spread differential in the day-to-day optionality. And that, that’s, you know, heads right into the vision and the strategy that we’ve had for eight years.

HEIM (ph): OK, I’m following, what you’re saying that makes sense. Finally, on the Kansas rate case, are there any milestones we should be looking for, when will be the time to give an indication of the schedule?

KYLE: Sometime between now and the hearing date, which is as I said again, is scheduled to begin July 10th. The commission staff will file their case.

HEIM (ph): OK.

KYLE: You know, that will give you and us an indication of how they view our case. Now, the sort of anecdotal comment I would make is, but you know it’s been several years since we’ve been before this commission in terms of this business unit. In fact, the last case prosecuted before this commission in Kansas for these properties was before we owned the properties. And we’ve owned them for five years, over five years. So the additional rate base has been added during that time, has been significant and almost — in terms of your question, that’s a milestone.

HEIM (ph): OK, thank you.

KYLE: Thank you.

OPERATOR: Thank you. Our next question is from Bob Sullivan of UBS Warburg. Please go ahead.

BOB SULLIVAN, UBS WARBURG: Hi, I was just wondering if you could give some guidance on your assumptions for commodity prices particularly in your processing business?

KYLE: John?

JOHN GIBSON, ONEOK: When we look – Bob when we look at forecasting processing spreads, frac spreads going forward, we look to the market, and what the market’s carrying for both natural gas and crude and then we go back and look at our correlations and that particular look forward changes almost weekly.

SULLIVAN: OK, you’re going up the future.

GIBSON: Yes, yes, we are.

SULLIVAN: OK.

GIBSON: Now, I will say that we also look at sometimes a relationship between the two commodities are such that nobody would be in the processing business. So when the correlations indicate that we apply some common wisdom and experience to what we think processing spreads will be in the future.

SULLIVAN: Sure. In the press release you indicated that you’d had some success with reducing the keep-whole contracts. Is that recent or is that more from when you acquired the properties and what percent of your contracts on keep-whole versus fee based or percent of proceeds?

GIBSON: Right, the results are not just associated with the acquisition these were actually results of three years of hard work.

SULLIVAN: I mean you sort of give an update along the line, is this last quarter or is just since the acquisition you are making the statement?

GIBSON: We are making the statements since the last quarter. Our current portfolio is about 50 percent fee based and 24 percent percent of proceeds and 26 percent keep-whole and one other thing you’ll notice is that our fee based percentage continuous to rise and what actually has occurred, one of the positive things, is that when the spread has become negative we have a number of contracts that we have inserted conditioning language which basically converts the keep-whole contracts to fee based business. So that one of the reasons our fee based portion for the quarter has gone up relative to this time a year ago.

SULLIVAN: OK great. Is there any way to get a sense of how much of the trading margin that remains for in your forecast for the rest of the final three quarters is sort of locked in.

SKOOG: Bob this is Chris. You can look at – I don’t have that number on top of my head to be honest. To give you a good sense, the relationship between the Rockies and the mid continent and our transport position is continuing to grow even with the expansion of Kern River, we are taking the gas to the east of the Rockies. Everyone thought that that would bring the Rockies basis in rather tight. We’re not experiencing that right now. We are seeing that starting to widen out here in the first couple of days in May which spread between Opal and Cheyenne, which are the two major trading points out in the Rockies. One is the east of the side of Rockies, one is the west side of the Rockies.

Our capacity is all coming east from Cheyenne to the mid continent where Kern River goes west to California, the spread between those two is widening out. Everybody thought you can get gas from the east side of the Rockies to the west of the Rockies and you can’t get across the continental divide. So it is very fast capacity constraint so that’s widening out. So, in theory, I would say I hate to put percentage on it but just the money opportunities that we have when the spread between the Rockies and mid continent looks very strong for the remaining part of the year.

SULLIVAN: OK

SKOOG: And then our storage arbitrage daily in the options business. Our natural growth pattern from the fallout of some of the many other marketing and trading companies, our strong origination that we are reporting out right now. We’re getting several new term deals this summer with electric generators that we have never serviced in the past and we are naturally progressing our step out areas and growth opportunities.

SULLIVAN: I guess what I was getting at is sort of a — last quarter’s call, you talked about the rescission of I think 98-10 and how much of earnings were going to come back in because of that and it sort of being locked in – how much of the earnings for this quarter were those?

KYLE: Bob I think the best way to focus on this is to – we’ve provided in the material it looked as if the guidance that we’ve given in the several segments is what Chris just said and we’ve talked about marketing transport we talked about storage, retail sales to industrial customers and then what we call all other marketing commodity and we use this business and have this businesses of cash business. And this is what we see – for this business for ‘03.

SULLIVAN: OK is there any assumption further – can this rate increase there or is that will that be on the top of any guidance?

KYLE: Bob I think in the forecast we put five million dollars of incremental margin in the fourth quarter so pretty small number.

SULLIVAN: OK great that’s it thanks.

OPERATOR: Thank you and our next question is from William Maze of Neuberger Berman. Please go ahead.

WILLIAM MAZE, NEUBERGER BERMAN (ph): Yes, hi guys.

KYLE: Hi Will.

MAZE (ph): Congratulations. Just a couple of quick questions for you, I guess, to elaborate on the last gentleman’s question. I have not looked at it yet but if you just give us a rough sense on the timing of the realization or the recapture of the earnings from the EITF charge distributed throughout the year?

SKOOG: Hey Will, this is Chris. If you go back to our press release, you know the – we referred to roughly $145.2 million coming in 2003.

MAZE (ph): Right.

SKOOG: I would say in the first quarter, we have realized in the neighborhood of $65 million of that.

MAZE (ph): OK. And then it is sort of equally dispersed throughout the remainder of the year?

SKOOG: No. That will be more heavily weighted probably towards the fourth quarter. We’ve rolled some storage from this first quarter this year to next winter.

MAZE (ph): OK.

SKOOG: And I talked about with – when Kathleen asked the question, we ended up storage with five BCF of gas in the ground at the end of the quarter. Obviously, we probably won’t pull that out of the ground right now since we’re busy injecting, so that will get rolled into the fourth quarter numbers. So it’ll be pretty much ratably with a little heavier weighting of balance in the fourth quarter.

MAZE (ph): OK, great. Also I was wondering, Chris, what your outlook is for gas volatility and gas usage. I mean we’re starting to read a bit about the environmental credits that I think – are up roughly 10 times, and it might imply that you could see more gas burned or power this summer. I’m wondering what your thoughts are on that?

SKOOG: We’ve got – you know it’s all going to be weather driven. Let me just give you a – my take on where we are right now. I believe fundamentally we’re going to have a tough time getting back nationwide to 2.6 TCF of storage in the ground. And I say that in the sense that we’re going to have to inject over 10 BCF a day for the remaining injection days including summer peaking, some of your electric generation modes, and I don’t think we can get there. I really don’t think that deliverability internationally is there to get the injections where we need to this summer.

So we’re fairly bullish here in the short term, meaning day-to-day as this – it’s going to depend on weather in May and June here. But I could really sense and seeing a move up to the middle $6 range to promote demand destruction to deter industrials from consuming the gas and getting it into storage for next winter. So I think you can see a strong summer pricing here, I think you can see a lot of volatility with the weather. And then first part of the next winter, my belief is that a lot of people will be holding their storage and buying flowing gas, so we may see higher end prices towards the fourth quarter this year. And if weather doesn’t materialize, you could see a rather good fall off in the first quarter of 2004. If weather is here, $15 isn’t unreasonable – $20 isn’t unreasonable. We saw that this winter.

MAZE (ph): Is the – straddle prices reflecting that outlook or do you think there is – that it could be more increased value in the straddles?

SKOOG: The value of the straddles has been increasing really since the first March. You know if you go back, lets just look at the last three weeks. We went from $4.85 in the May contract up to $5.80. We settled the May contract at $5.12. We’re already trading the June contract at the $5.40 this morning, and that was just before I walked in the conference call here this morning. So just – that’s in three weeks, you have a dollar move up, 80 cents move down, and now you’re 40 cents back up again. We got down to as low as $5.01 on the expiration day of the contract of May. So I just think volatility is here to stay for a while. And the straddles are and starting to reflect – look at the — March straddle about a month ago, they are in the 75 cent range. I think this morning they are in the mid $0.90 range.

MAZE (ph): OK and then just following up on that I mean …

KYLE: Excuse me Will.

MAZE (ph): Yes.

KYLE: You should know that corporately we have a risk oversight committee that places this information when it’s viewed, and we apply that to our business strategy. And I guess what I want to do is to highlight what Chris has already said by saying that he had just indicated that we have already started filling storage pretty significantly, and it is based on that view that we take these business actions and are able to position ourselves to take advantage of these opportunities as well.

MAZE (ph): What – if the flip side of that, if the volatility and that doesn’t work out then what’s the downside what’s the risk. Is there – have you been able to quantify that?

SKOOG: Can you repeat that?

MAZE (ph): You know you have to take your view and you put into your – you know you take action on that view. Now if that view doesn’t prove to be right, which I guess you are looking for high volatility, high pricing what not, if you have a – the weather doesn’t work out and what not is – have you been able to quantify or qualify the – perhaps the downside of that scenario, if you have low volatility low pricing?

SKOOG: Yes we will – the low side – the downside for us is really the value of the straight winter-summer spread period. The up side always out in our option strategy, which we couple around. If the winter summer spread value which is based on April, May, June injection versus a January, February, March withdrawal period, you know three winter months against the three summer months, you can see that value. That value when we put gas in the ground, it is hedged.

So, we are locking in our downside at all times. Now what we do is we deploy an option strategy that allow us to up grade our spreads in what we have in that winter summer spread and that option value is exclusive from our futures position. Future position settled you know our physical demand business. The options and the futures settled on the first the month – up to the start of the month and then our physical demand business goes on to the 30 days during the month. So our downside is the winter-summer spread. The up side is unlimited with our options strategy.

MAZE (ph): OK, I think that kind of answers of my next question, perhaps I might well elaborate, but just for my own edification I mean you see I think the street sees you know big games coming out of marketing and trading and what not and I think you know obviously after the history of that sector, you know folks were also worrying, if you can make that much perhaps, you can lose that much and I am wondering you know I think your last answer sort of address that, but you know is there anything you want to elaborate on that?

SKOOG: I will follow up with couple of things here Will. We’ve been in this business for eight years and we every quarter have made income. I believe there is three months in the last 95 months that we didn’t cover our G&A in the shop. Our strategy of trading around of our physical assets and not taking flat price risk is critical to our success. It is tortoise and the hair story. We never grew like the rest of them grew in the late 90s early 2000 and I was told several times you and ONEOK are taking the wrong strategy in your marketing and trading approach. You are not Enron, you’re not Williams, you are not Mirant.

I am glad I am not them. Now to understand our vision for the last eight years was to create a company that provides energy sources that give embedded options both physical and financials to our customers. That has been our vision for eight years, that’s been our focus. We trade around the storage strategy; we trade around this transport capacity. Physically that is our business. The last thing is this options strategy is our risk insurance policy, because we can deploy an options strategy buying calls at very select times during the year using our storage deliverability, injection capability, our transportation location differentials between the regions. It’s all embedded around the physical side of a business and we don’t have a flat price portfolio of trading multiple commodities. We trade one book in the shop, it’s a physical and financial book and whether we won physically or we won financially, very rarely do we win both. So we are a very disciplined company.

MAZE (ph): OK. And then just lastly, just wondering you know you had a bit of a wind fall here you know in the first quarter. I am wondering what the – what you are ear-marking those proceeds for? Is it going back into the EM&T or is it pay down debt et cetera?

KNEALE: Will, this is Jim. I think we – you know again if you – I am not sure – we had got a very good quarter and are happy with it. You know we project right now that over the year, we will generate about as I said $100 million over dividends and capital expenditure and there is several things you know we are looking at, we have the potential to call some debt at par and retire it. But at the same time with our strategy and all the growth and all the assets that are available, part of it is keeping some funds around to help in that acquisition strategy. All of that said with the cash I have on hand and five dollar gas prices, when Chris injects 70 BCF at a five dollars cost that will fund my working capital over the short-term. So, I have a lot of opportunities available to use that cash. Over the long-term it’s not efficient to have it invested at 1.5 percent-2 percent, and I think we will find a use for it. Just at this current time we are trying to keep all of our options open.

MAZE (ph): OK great, well thanks and for all this worth I am glad you are not Mirant or Dynegy either. Good luck guys, thanks

GIBSON: Thanks Will.

OPERATOR: Thank you. Our next question is from Devon Gogeagan (ph) of Luminous Management. Please go ahead.

DEVON GOGEAGAN, LUMINOUS MANAGEMENT: Hi guys, thanks for the time today and congratulations. Just wanted to – just sort of follow-up on the last question that was asked; I know a lot of people are concerned about sort of the volatility in the trading numbers. It sounds like a downside is fairly well hedged and in terms of non-trading growth, one of my scenarios that I was thinking about was, you guys have anywhere from eight to 16 cents of growth for the rate case, and I was sort of trying to find out, how would you reinvest? The cash that you have – seems like you could have maybe $250 of cash. Is the scenario possible where you sort of do 50 – spend $500 million to buy I guess some Rockies reserves or a pipeline, get maybe an eight percent some sort of return on invested capital leverage you know, then it is about 15 percent, or we – it seems like you really had a quarter of a new annuities style earnings. Just what you guys are thinking about, am I thinking about it the right way?

KYLE: We – in fact as Jim mentioned, we are looking at our cash forecast going forward. So that is part of our business approach, the demand you will have on cash. Now this company has had a history of growth through acquisitions, and we will do that always mindful of the impacts on credit. For us that is very important, it is a part of why we have been successful and we have the commitments internally to make sure that we maintain that good credit rating. So all of that is going to be done with balance as to the specific acquisitions or areas where we might grow is obviously due to the …

GOGEAGAN (ph): Sure, OK thanks and then second question for you guys. Just concerning that EG&P numbers that you gave out, 50 percent, 24 percent and 26 percent; does the 50 percent fee include the portion of keep whole, or is that I guess under the quote treating fee contracts or is the 26 percent inclusive of those contracts that can be treating fee as well?

GIBSON: The conditioning fee is included in the fee base as well as our gathering, and I should have mentioned earlier that we have also had some success in increasing out gathering rates into our plants.

GOGEAGAN (ph): OK, do you have the percentages of just pure fees, so that, I guess one of the ways to look at it is you have sort of some swing contracts that are key and what percentage of total other conditioning fee contracts, if that makes sense? Because you can make margin with, if the frac spreads are high and you have down side potential, if it is negative?

GIBSON: That’s correct, that is right. Most of the increase that we have seen which really has been about in this particular quarter-on-quarter comparison is about six percent or seven percent. I think it is probably fair to say that, just of the top my head, you can attribute most of that to the ability to convert contracts to conditioning language, keep whole contracts conditioning language or fee based contract.

GOGEAGAN (ph): OK, that helps a lot and Thank you very much and again congratulations.

GIBSON: Thank you.

OPERATOR: Thank you, and our next question is from Brian Zimmerman (ph.) of Archimedes. Please go ahead.

GIBSON: Good morning?

OPERATOR: Mr. Zimmerman your line is open, go ahead. Perhaps he did not have a question and we will move on, one moment. Our next question is from Zack Schreiber of Ducane Capital (ph). Please go ahead.

RICH SHELDON, DUCANE CAPITAL (ph): Good morning, it is actually Rick Sheldon (ph)

GIBSON: Hi Rick.

SHELDON: I had just a question, a clarification question on the rescission of the EITF 98-10, the $142 million charge. Is that supposed to come back into earnings over the course of 2003, the entire amount?

KNEALE: Rick this is Jim. Good morning.

SHELDON (ph): Good morning.

KNEALE: The answer is no, you know, I mean that – it gets into again theoretical calculation, you know, the charge was calculated at December 31 and on prices in effect that time and as we were required to do in our 10-K, we provided a schedule of the turnaround, if everything remains the same in terms of pricing and even in the way Chris operates his business and he spoke about the storage business. But if you look at that table that was in the 10-K, and I don’t have the after-tax numbers, the before tax charge was $231 million; $145 million would have turned around or come in ‘03, $30 million in ‘04, $25 million in ‘05, but I think the takeaway to that is, you know, what really all we have done is gone back to an accrual basis of earnings or a cash basis and you know, we, looking ahead, don’t believe that this change in and of itself will have a significant impact on the marketing business even in ‘04. We don’t think it’s causing anything this year that can’t be repeated next year assuming same price volatilities and you know same business operation.

SHELDON (ph): OK.

KYLE: David here Rick, that’s why we gave the detail in the release and the attachments, which showed marketing operations by segment that’s how we view the business, that’s how we budget the business, and we look at it from a cash standpoint.

SHELDON (ph): Certainly. Can you just talk about what the majority of the type of business it was or what the type of contracts they were that were, I guess, being remarked?

SKOOG: That were being remarked?

SHELDON (ph): Yes I mean when you remarking them on mark-to-market basis now going to accrual, I mean, what were they more of like this basis type contracts or?

SKOOG: The biggest traunch was our storage activity.

SHELDON (ph): Yes.

SKOOG: And that’s just the value the winter-summer spread which if you go back to the prior phone calls, we use to always have big first and fourth quarter losses in mark-to-market and big second and third quarter gains in mark-to-market because that’s when we did our storage. We injected in second and third quarter, say if you recognize the cash then and you would have a negative mark in the first and fourth quarter, when you realize the cash.

SHELDON (ph): OK.

SKOOG: And now we are back to like Jim said a very simplified approach we put the gas in the ground in the summer time. So we shouldn’t have big second and third quarter earnings and the fourth quarter and first quarter ought to be bigger earnings.

SHELDON (ph): When you sell it?

SKOOG: Right.

SHELDON (ph): OK. Thank you very much.

SKOOG: Thank you.

OPERATOR: Thank you our next question is from Donato Eassey (ph) of Royalist Research. Please go ahead.

PETER STAPLES, ROYALIST RESEARCH (ph): Good morning. Actually it’s Peter Staples with Royalist here. A couple of housekeeping questions. One you may have already got this and I missed it, what’s the fully diluted shares out that are using for this quarter and prior year’s quarter?

KNEALE: Peter this is Jim. You know, let me explain – I can give you that but January is calculated under, you know, D-95. So you can’t do just easy math, but for this quarter fully diluted were 98,514,000.

STAPLES (ph): OK.

KNEALE: And last year it was a 100,276,000.

STAPLES (ph): OK. Great and I believe Mr. Olson had hit upon this but I think I missed it. What was your preferred stock dividend for the quarter?

KNEALE: For the quarter, it was $12,139,000.

STAPLES (ph): Versus what last year?

KNEALE: $9,275,000.

STAPLES (ph): OK great thanks and congratulations on a good quarter.

KNEALE: And I might, if John Olson if you are still on, I have got the information you asked for the annual forecast, the preferred dividends we estimate will be $21 million and the common dividends will be $50 million.

OPERATOR: Thank you and once again ladies and gentlemen, if you do have a question at this time, please press the one key; one moment for questions please. And our next question is from Michael Garvey (ph) of Angelo Gordon. Please go ahead.

MICHAEL GARVEY, ANGELO GORDON (ph): Good morning.

KYLE: Good morning.

GARVEY (ph): Just a point of follow up in a little more detail. On the guide sheet where you break down the marketing and trading, do you have any break down similar to that for the quarter? At least, how much was storage versus the other areas?

SKOOG: Yes this is Chris for the quarter it should have been physical trading and transport side physical marketing in the transport positions was around $38 million, our storage business was around $78 million, our retail business was around $6.8 million, and our other business segment was around $3.2 million. And then we recognized our mark-to-market gain of those options that don’t relate to storage and transport activities of around $11.8 million. So it shifts to you just like a $137 million total and with $10 million in G&A, which you run in rounded numbers here. So I don’t know that I will quite add up to the 126.9 but it should be pretty close.

GARVEY (ph): OK and then are in terms of have this fallout for the year. At least from a qualitative perspective any comment in terms of how our main storage is versus fourth quarter weighted on the other pieces any there kind of discussion as to how that falls out for the quarters?

SKOOG: If you look at all of our segments the first and fourth quarter should be a little bit bigger just in the sense that we have lighter margins when gas price is more volatile. So the first and fourth quarter should be a little bit bigger. Our other business segments should be big in the second and third quarter as it relates to heavily weighted by our power business. So if you look at the like $107 million in total in marketing and transport services, we are heavily weighted here in the first quarter, but the second and third quarter dipped back a little bit, but not as much, you know, come down about five million dollars each quarter, and then they jump back up to that in the fourth quarter.

GARVEY (ph): OK and is thereany changes discussed given the rise in prices what impact that’s had on your working capital requirements and where those figures move through the year from the high and low end of the range?

KNEALE: Yes Mike this is Jim. We run some projections on that using five dollars gas price for marketing and trading. The utilities I believe have about 10 BCF of storage I think something in that little higher, but all in all you know we have kind of run through some projections with the cash on hand and we think we will have you know the working capital requirements would be around $500 million, $550 million. We got you know $300 million cash on hand, but then, of course, there is lot of different price scenarios, but it still appears by our projection showed by the time we get to the end of the year where we may be back out of our short-term line again, by the end of December. So although it does build up because the cost of gas and inventory with our cash on hand and our $850 million credit facility, you know, I don’t see as getting much over $300 million — drawn, I mean, issued in commercial paper under our facility right now anyway.

GARVEY (ph): OK one final question. Chris, with the storage levels where they are you commented, you guys are filling aggressively here – you know what obviously, you can’t mention these, but what type of entities are you seeing, you know, filling aggressively where do you see the big shortfalls and any kind of comment in terms of you know what you are seeing in terms of you know how we got so well and you know – what areas are going to challenge us most to get up to a decent level for next winter?

SKOOG: I think if you look at the list and break it down geographically nationwide, you know, the east coast you can shut your eyes and they are going to put in ratably over in next 180 days remaining in the storage season. They are just going to put it in the ground and go. That’s predominantly owned local distribution companies. So they have a very systematic approach of putting gas in the ground. When you come back into the producing region where we are heavily concentrated, it’s very much driven by trading entities and local distribution companies, there is a good mix; I would say it is more weighted towards local distribution companies.

So, they will put their gas in the ground pretty ratably if they can, but the marketing and trading entities will accelerate injections in April and May to catch the summer cycle and then be big injectors in September and October again depending on how much they pulled out of storage during June, July, and August. Now, when you go out West, they are more like – even though it is predominantly LDC oriented, the electric generation, though they’re big injectors in here this April, May, and June shoulder, they are big withdrawers in July, August, September and big injectors again back in October and, you know, November. So, did that get you where you want to go?

GARVEY (ph): Yes, it gives me a good handle. Thank you very much, I appreciate the additional details here.

KNEALE: Thanks, Mike.

OPERATOR: Thank you. And next question is Derrick Cribs (ph) of Glenview Capital. Please go ahead.

DERRICK CRIBS, GLENVIEW CAPITAL (ph): Hey guys, how are you doing?

KNEALE: Hey, Derrick. How are you?

CRIBS (ph): I love the new financial presentation. Thank you very much. My question has to do with the – on the trading side that some of the companies you had mentioned earlier and we all know who they are; I know people are out there selling their parts of their trading book, their whole trading books, are there any opportunities there for you guys?

SKOOG: Yes Derrick (ph), this is Chris. We are evaluating different segments. But the vast majority of these books of the other marketing and trading companies, they did their business different than the way we do ours. They were in their base flow business in which there is very little margin, one cent – two cent margin transactions in large volumes. We have never been volume focused. We’ve always been margin focused. And if you look at our margins for the quarter, they were pretty strong, and that’s the business we want. So, we are looking at these respective books and trying to find pieces and parts that may fit, but there is opportunity. I’ll leave it at that, but we are really selective in what our business strategy is, going back to the vision that I mentioned earlier.

CRIBS (ph): OK. But you have looked at some of them?

SKOOG: Yes.

CRIBS (ph): OK. Thanks a lot guys.

SKOOG: Thanks.

OPERATOR: And we have a follow-up from John Olson. Please go ahead.

OLSON: Thank you for the – that breakout, Jim. I wanted to go back to the – if I may to how you accounted for the offerings which you did in late January, February of $618 million. How much of that showed up ultimately in equity, and how showed up in long-term debt? And I guess what I’m leading towards is so what the credit rating guys are thinking about you all lately?

KNEALE: Yes John, just the top side now as I don’t have them with me. If you look on our balance sheet, $402,500,000 was the coupon or the face – the gross value of the equity unit, and then less operating expenses, I think it is probably on the books for net about $397 million, and that’s reflected as debt on our balance sheet. On the equity section, you know, we had the gross proceeds went into common stock less the operating expenses, and then the $300 million we spent to buy Westar stock back was reflected as treasury. So, again, you sort through all of that. I think I haven’t done the calculation.

If you just picked up our balance sheet, I think you would calculate we are about 59 percent debt. If you – as I mentioned – you use the – we have talked to Moody’s, and they are assigning 75 percent equity credit to the mandatory units. And under that calculation, we are about 51 percent debt, if I recall. Standard and Poor’s adds – they take the three year look on the equity units. They add debt and equity to the books and then look out three years and take the debt off when the equity units convert to cash. And so under there, if you look today where they see us, we’re about 50 percent-50 percent. If you look three years out, we are more around 41 percent or two percent debt.

OLSON: OK, that helps a lot. Thank you.

KNEALE: OK, welcome.

OPERATOR: Thank you. And this concludes the question and answer session. Mr. Watson, please continue with any closing remarks.

WATSON: Thank you very much. This concludes ONEOK’s first quarter 2003 conference call. As a reminder, our acquired period for our second quarter 2003 earnings will start when we close books, which will be sometime in early July and extend until the release of our second quarter earnings. We will provide a date for that earning release and conference call later. This is Weldon Watson, and I will be available throughout the day for follow-up questions concerning today’s conference call. You may call me at 918-588-7158. On behalf of ONEOK, thank you for joining us, and good day.

OPERATOR: Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may disconnect at this time. Thank you.

END